Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

Innovative Payment Solutions, Inc.

Table 1: Newly Registered and Carryforward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share, issuable upon exercise of warrants with an exercise price of $0.15 per share	Rule 457(g)	78,260,870	(4)	$0.0115	$900,000.01	0.00011020	$99.18
Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share, issuable upon conversion of convertible notes	Rule 457(g)	188,548,344	(5)	$0.0115	$2,168,305.96	0.00011020	$238.95
Fees Previously Paid	n/a	n/a	Rule 457(g)	0		$0	$0		$0
Carry Forward Securities
Carry Forward Securities	Equity	Shares of common stock, par value $0.0001 per share, issuable upon exercise of warrants with an exercise price of $0.15 per share	Rule 457(g)	15,166,668	(6)	$0.15	$2,275,000.20	0.0001091		S-1	333-255312	April 16, 2021	$248.20
Carry Forward Securities	Equity	Shares of common stock, par value $0.0001 per share, issuable upon exercise of Placement Agents Warrants with an exercise price of $0.1875 per share	Rule 457(g)	2,426,667	(7)	$0.1875	$455,000.06	0.0001091		S-1	333-255312	April 16, 2021	$49.64
Carry Forward Securities	Equity	Shares of common stock, par value $0.0001 per share, issuable upon exercise of warrants with an exercise price of $0.15 per share	Rule 457(g)	3,913,044	(8)	$0.15	$586,956.6	0.0001091		S-1	333-255312	April 16, 2021	$64.03
Carry Forward Securities	Equity	Shares of common stock, par value $0.0001 per share, issuable upon exercise of warrants with an exercise price of $0.05 per share	Rule 457(g)	9,823,813	(9)	$0.089	$874,319.36	0.0001091		S-1	333-255312	April 16, 2021	$95.39
Carry Forward Securities	Equity	Shares of common stock, par value $0.0001 per share, issuable upon conversion of convertible notes	Rule 457(g)	8,389,334		$0.089	$746,650.73	0.0001091		S-1	333-255312	April 16, 2021	$81.46
	Total Offering Amounts						$8,006,232.91		$876.85
	Total Fee Previously Paid								$538.72
	Total Fee Offsets								$538.72
	Net Fee Due								$338.13

Capitalized terms used in the footnotes below shall have the meanings ascribed to them in the Explanatory Note to the accompanying registration statement.

(1)	Represents shares of the registrant’s common stock issuable upon exercise of warrants to purchase common stock or convertible promissory notes previously issued to the selling stockholders
(2)	The price per share for New Registered Shares is calculated Pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”) based on the exercise price of the warrants at $0.15 per share and the conversion price of the convertible notes at $0.0115 per share. The price per share for Carry Forward Shares is calculated Pursuant to Rule 457(g) under the Securities Act and the registration fee was paid in connection with the filing of the Prior Registration Statement.
(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.00011020.
(4)	Represents shares of common stock underlying the extension warrants issued to Cavalry I LP, and Mercer Street Global Opportunity Fund, LLC on August 30, 2022 (the “Extension Warrants”). As a result of the change in the conversion price of the convertible notes held by these selling stockholders which occurred effective December 30, 2022, the 3,000,000 shares of common stock underlying each of the Extension Warrants was increased to 39,130,435 shares for each of the Extension Warrants, or 78,260,870 shares in the aggregate.
(5)	Represents shares of common stock underlying convertible notes held by Cavalry I LP and Mercer Street Global Opportunity Fund, LLC (inclusive of principal and interest as of December 28, 2022) following a reduction of the conversion price of such notes effective December 30, 2022, less shares associated with the Carry Forward Shares described in footnote (10).
(6)	Represents shares of common stock underlying common stock purchase warrants issued to certain of the selling stockholders on March 17, 2021.
(7)	Represents shares of common stock underling Placement Agent Warrants issued to the Registrant’s placement agent or affiliated individuals on March 17, 2021.
(8)	Represents shares of common stock underlying a warrant issued on February 16, 2021.
(9)	Represents shares of common stock underlying a warrant issued on February 3, 2021.
(10)	Represents shares of common stock underlying convertible notes as originally issued to Cavalry I LP and Mercer Street Global Opportunity Fund, LLC on February 16, 2021.